Exhibit 4.25

EQUITY PURCHASE AGREEMENT

BY AND AMONG

CBD ACQUISITION HOLDINGS, INC.,

A DELAWARE CORPORATION,

DONALD P. REED,

INDIVIDUALLY,

GREG FOx,
INDIVIDUALLY,

JOSEPH DUEY,

INDIVIDUALLY,

CHARLES HORNE,

INDIVIDUALLY,

AND

JACKSON HORNE,

INDIVIDUALLY.

JULY 1, 2014

ii

iii

EQUITY PURCHASE AGREEMENT

THIS EQUITY PURCHASE AGREEMENT (this “Agreement”) is made as of July 1, 2014, by and among CBD ACQUISITION HOLDINGS, INC., a Delaware corporation (“Purchaser”), on the one hand, and each of DONALD P. REED, GREG FOX, JOSEPH DUEY, CHARLES HORNE, AND JACKSON HORNE, individually (each, a “Seller” and collectively, “Sellers”) on the other hand.

WHEREAS, Sellers hold of record and own one hundred percent (100%) of the equity, membership and ownership interests (collectively the “Ownership Interest”) in Green Earth Developers, LLC, a Georgia limited liability company (the “Company”); and

WHEREAS, upon the terms and subject to the conditions contained in this Agreement, Purchaser desires to acquire from Sellers all of the Ownership Interest, and Sellers desire to sell to Purchaser all of the Ownership Interest, so that thereafter Purchaser shall own one hundred percent (100%) of the Ownership Interest of the Company.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
PURCHASE AND SALE OF OWNERSHIP INTEREST

1.1           Purchase and Sale of Ownership Interest. Subject to the terms and conditions of this Agreement, at the Closing (as defined below), which is occurring contemporaneously with the execution of this Agreement, Sellers shall sell, assign, transfer, convey and deliver to Purchaser the Ownership Interest free and clear of all Encumbrances, and Purchaser shall deliver (i) to accounts specified by the Sellers’ Designee on behalf of each Seller, the respective amounts of the Cash Portion (as defined below) for each Seller as set forth on Exhibit 1.1 hereto, (ii) the Share Consideration (as defined below) for each Seller as set forth on Exhibit 1.1 hereto, and (iii) the Additional Reed Share Consideration (as defined below) to Donald P. Reed (“Reed”).

1.2           Purchase Price. The aggregate purchase price (the “Purchase Price”) to be paid for the Ownership Interest acquired by Purchaser pursuant to this Agreement shall be One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00) (the “Cash Portion”), plus the Share Consideration, plus the Additional Reed Share Consideration, payable as provided below:

(a)            Cash Payment at Closing. Purchaser shall deliver the Cash Portion of the Purchase Price in two (2) installments. The first such installment of One Million and No/1 00 Dollars ($1,000,000) shall be delivered by Purchaser at the Closing. The second such installment of Five Hundred and No/100 Dollars ($500,000) shall be delivered by Purchaser on or before Tuesday, July 15, 2014. Each installment of the Cash Portion of the Purchase Price shall be delivered by Purchaser in the respective amounts, and to the accounts specified by Sellers’ Designee by wire transfer of immediately available funds pursuant to wire transfer instructions that will be provided by Sellers’ Designee not later than three (3) days prior to the Closing Date. Sellers’ Designee shall pay to Sellers all amounts owing to them by virtue of this Agreement.

(b)              Share Consideration. Purchaser hereby agrees to cause to be issued to the Sellers the respective number of restricted CBD Shares set forth on Exhibit 1.1, comprising 375,000 CBD Shares in the aggregate (the “Share Consideration”). The parties agree that such CBD Shares shall be subject to the terms and conditions of Sections 1.2(d) and 1.2(e) below.

(c)                Additional Reed Share Consideration. As additional consideration for the portion of the Ownership Interest being sold by Reed hereunder, Purchaser hereby agrees to cause to be issued to Reed an additional 125,000 restricted CBD Shares (the “Additional Reed Share Consideration”). The parties agree that the Additional Reed Share Consideration shall be subject to the terms and conditions of Sections 1.2(d), 1.2(e) and 1.2(f) below.

(d)            Share Issuance & Restriction. The restricted CBD Shares comprising the Share Consideration and Additional Reed Share Consideration shall be evidenced by book entry accounts maintained by CBD’s transfer agent for the CBD Shares in the name of each of the respective Sellers. Each Seller shall be entitled to all of the rights of a shareholder under applicable law with respect to the CBD Shares issued to him hereunder, except for the restrictions set forth in this Agreement and under applicable law. In addition to any and all other restrictions hereunder or under applicable law, Sellers shall not sell, assign, transfer, pledge or otherwise encumber any of the CBD Shares comprising the Share Consideration or the Additional Reed Share Consideration until the expiration of one hundred eighty (180) days after the Closing Date, and all CBD Shares comprising the Share Consideration and the Additional Reed Share Consideration shall remain in the accounts maintained by CBD’s transfer agent in the name of each of the respective Sellers, and none of the Sellers shall transfer any such shares to any brokerage account, until the expiration of such one hundred eighty (180) day period.

(e)              Share Buy-Back Provisions. If any Seller fails, within ten (10) days following written demand therefor from a Purchaser Indemnified Party to Sellers’ Designee, to pay for any amount of such Seller’s Liabilities under Section 9.2(a) below for which such Seller is responsible thereunder after taking into account the provisions in Article IX (the “Indemnity Breach Amount”), Purchaser, CBD or its designee shall have the right and option (an “Indemnity Buy-Back Option”) to purchase from such Seller a number of the CBD Shares then held by such Seller equal to the Indemnity Share Number (defined below), for a total purchase price of One Dollar ($1.00). Each Indemnity Buy-Back Option may be exercised by written notice to the Sellers’ Designee (an “Exercise Notice”) at any time following expiration of the above-referenced 10-day period, provided that the relevant Seller has not previously satisfied the Indemnity Breach Amount. Such Seller shall transfer such CBD Shares to the person or entity designated in the Exercise Notice, including execution of such share assignment or transfer documentation as required by CBD and/or its transfer agent, as soon as possible, and no later than three (3) business days following delivery of the relevant Exercise Notice to Sellers’ Designee. As used herein, “Indemnity Share Number” means the Indemnity Breach Amount divided by Four Dollars ($4.00). For any Indemnity Breach Amount fully satisfied under this Section 1.2(e), such Seller shall have no further liability for the applicable Liability under Section 9.2(a).

(f)             Additional Reed Share Buy-Back Provisions. The CBD Shares comprising the Additional Reed Share Consideration shall be subject to vesting as follows: (i) 41,666 of such CBD Shares shall be vested upon issuance; (ii) 41,667 of such CBD Shares shall be vested on the first (1st) anniversary of the Closing Date, provided that Reed remains employed by the Company as of such anniversary date, and (iii) 41,667 of such CBD Shares shall be vested on the second (2nd) anniversary of the Closing Date, provided that Reed remains employed by the Company as of such 2nd anniversary date. All of the CBD Shares comprising the Additional Reed Share Consideration that have not vested pursuant to the preceding sentence are referred to as “Unvested Shares”. In addition to any and all other restrictions hereunder or under applicable law, Reed shall not sell, assign, transfer, pledge or otherwise encumber any Unvested Shares. If, prior to the second (2nd) anniversary of the Closing Date, Reed’s employment with the Company terminates for any reason other than a termination by the Company without Cause (as defined in the Employment Agreement being executed and delivered by Reed hereunder), then Purchaser, CBD or its designee shall have the right and option (the “Reed Buy-Back Option”) to purchase from Reed the Unvested Shares for a total purchase price of One Dollar ($1). The Reed Buy- Back Option may be exercised by written notice to Reed (a “Reed Exercise Notice”) at any time following termination of Reed’s employment with the Company. Reed shall transfer all Unvested Shares to the person or entity designated in the Reed Exercise Notice, including execution of such share assignment or transfer documentation as required by CBD and/or its transfer agent, as soon as possible, and not more than three (3) business days, following delivery of the Reed Exercise Notice.

ARTICLE II
CLOSING; CLOSING DELIVERIES

2.1          Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) is taking place at the offices of Purchaser’s counsel, Funkhouser Vegosen Liebman & Dunn Ltd., 55 W. Monroe Street, Suite 2300, Chicago, Illinois 60603, contemporaneously with the execution of this Agreement. The date on which the Closing occurs is referred to herein as the “Closing Date.” Assuming that the Closing occurs in accordance with this Section 2.1, the transfer of the Ownership Interest pursuant to Section 1.1 shall be deemed to have become effective at 11:59 p.m. on the Closing Date, in each relevant time zone where assets of the Company are located on the Closing Date (the “Effective Time”).

2.2          Closing Deliveries. At the Closing,

(a)            Purchaser shall deliver to Sellers:

(i)                 evidence of the wire transfer referred to in Section 1.2(b); and

(ii)               evidence of the issuance of the CBD Shares comprising the Share Consideration and Additional Reed Share Consideration referred to in Section 1.2(d).

(b)           Sellers shall deliver to Purchaser:

(i)                An Assignment of Ownership Interest from each Seller to Purchaser, in the form attached hereto as Exhibit 2.2, and all such other documents as may be necessary or reasonably requested by Purchaser’s counsel to carry out or otherwise confirm the transactions contemplated by such assignments;

(ii)              the Employment Agreements, duly executed by the Key Executives, as provided in Section 5.9 below; and

(iii)             any and all consents of any third parties or government agencies that are required in connection with the transactions contemplated hereby under any applicable law, rule or regulation or under any contract or instrument to which the Company is a party or by which it is bound.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Sellers hereby represent and warrant, severally and not jointly, to Purchaser on the date hereof and at Closing (except to the extent such representations and warranties are expressly made as of an earlier date, in which case such representations and warranties are made as of such earlier date), that, except as set forth on the disclosure schedule attached hereto (the “Disclosure

Schedule”):

3.1          Company Status. The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (a) has all requisite power and authority to carry on its business as it is now being conducted, and (b) is duly qualified to do business and is in good standing in each of the jurisdictions in which the ownership, operation or leasing of its properties and assets and the conduct of its business requires it to be so qualified, licensed or authorized. Sellers have Made Available to Purchaser (A) a copy of the articles of organization, operating agreement, and other organizational and governing documents of the Company, each as in effect on the date hereof, and (B) copies of the minutes of all meetings of the members and managers of the Company held since October 3, 2012 until the date hereof. The Company is not now nor has it ever been in violation of its organizational documents in any material respect. Prior to the Closing Date, the Company has had no subsidiaries or partially owned affiliates.

3.2          Authority. All company acts and other proceedings (including any manager or member approvals) required to be taken by Sellers or the Company to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been (or, in the case of actions to be taken at Closing, will be as of the Closing) duly and properly taken. This Agreement has been duly executed and delivered by Sellers and (assuming due authorization and delivery by Purchaser) this Agreement constitutes a valid and binding obligation of each of the Sellers, enforceable against each of the Sellers in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.3          No Conflict; Government Authorizations.

(a)                  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not (with or without notice or lapse of time, or both), conflict with, or result in any violation of or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of Sellers or the Company under any provision of (i) the articles of organization, operating agreement, or other organizational or governing documents of the Company, (ii) any Material Contract to which any of the Sellers or the Company is party or by which any such person or entity is bound or (iii) any material Permit, Governmental Order or Law applicable to any of Sellers or the Company or their respective property or assets. Section 3.3(a) of the Disclosure Schedule sets forth a list of Material Contracts that require consent or notice in connection with the delivery and execution of this Agreement or the consummation of the transactions contemplated hereby.

(b)                No consent of, or registration, declaration, notice or filing with, any Governmental Authority is required to be obtained or made by any of Sellers or the Company in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

3.4          Capitalization. Sellers own of record and beneficially and have good and marketable title to all of the Ownership Interest, which interest constitutes one hundred percent (100%) of the equity ownership of the Company. Neither the Company nor any of the Sellers is a party to any agreement calling for the issuance, sale or transfer of any Ownership Interest or any other equity securities of or similar interest in the Company. Sellers are not and will not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement. There are no outstanding or authorized options, warrants, conversion rights, or other contracts or commitments that could require Sellers or the Company to issue, sell, or otherwise cause to become issued any more of the Company’s Ownership Interest or any other equity securities of or similar interest in the Company.

3.5          Financial Statements.

(a)                      Sellers have furnished to Purchaser: (1) unaudited annual financial statements of the Company for the years ended December 31, 2012 and 2013 (the “Annual Financials”), (2) an unaudited statement of income of the Company for the 3 month period ended March 31, 2014 (the “Income Statement”), and (3) an unaudited consolidated balance sheet of the Company as of March 31, 2014 (the “Balance Sheet”). The Annual Financials, Income Statement, and the Balance Sheet, including the notes pertaining to each, are hereafter collectively referred to as the “Financial Statements.” The Financial Statements present accurately, fairly, and completely in all material respects the financial position of the Company.

(b)                       There are no operations, assets or liabilities represented in the Financial Statements other than those of the Business as operated by the Company.

(c)                                  All of the accounts receivable, notes receivable and other receivables of the Company or the Business as of the Closing Date (“Receivables”) arose in the ordinary course of business, consistent with past practices, represented bona fide claims against debtors for sales and other charges, and have been collected or are collectible in the book amounts thereof provided for in the Balance Sheet. There are no doubtful accounts that would be subject to allowances in accordance with GAAP, consistently applied and in accordance with the Company’s past practices. The Receivables arising after the date of the Balance Sheet and before the Closing Date arose or shall arise in the ordinary course of business, consistent with past practices, represented or shall represent bona fide claims against debtors for sales and other charges, and have been collected or are collectible in the book amounts thereof. None of the Receivables are subject to any claim of offset, recoupment, setoff or counter-claim, and none of the Sellers has any knowledge of any specific facts or circumstances (whether asserted or unasserted) that could give rise to any such claim. No Receivables are contingent upon the performance by any Seller of any obligation or contract other than normal warranty repair and replacement. No Person has any lien on any Receivable. Section 3.5(c) of the Disclosure Schedule sets forth an accurate list of the Receivables, an aging of the Receivables in the aggregate and by customer, and indicates the amounts of allowances for doubtful accounts and warranty returns, in each case as of May 31, 2014. Section 3.5(c) of the Disclosure Schedule sets forth such amounts of the Receivables which are subject to asserted warranty claims by customers and reasonably detailed information regarding asserted warranty claims made within the last year, including the type and amounts of such claims. Such Receivables are collectible in the amounts shown on Section 3.5(c) of the Disclosure Schedule, net of any allowances for doubtful accounts reflected therein. Without limiting the generality of the foregoing, but subject to the following sentence, Sellers represent, warrant and agree that if, on or before December 15, 2014, the Company has not received the full holdback amount of $272,569 (the “Shirley Holdback Amount”) due under the contract between the Company and S&C Electric Company effective as of May 28, 2013 pertaining to the project known as Greenwood Meadows Solar Project Sellers shall, promptly upon written notice thereof, pay to the Company the amount of such Shirley Holdback Amount that has not been paid. The Seller’s payment obligation in the preceding sentence shall not apply to any reduction in the collected Shirley Holdback Amount related to or in settlement by the Company of the dispute with Sunstall that is referenced in Sections 3.5(c), 3.9, and 10.2(a)(xx) of the Disclosure Schedule. Notwithstanding anything to the contrary contained in this Agreement, the amount of Sellers’ obligation with respect to the Shirley Holdback Amount shall not be subject to any of the limitations, or included in calculating the basket or any of the caps on liability under Sections 9.3 or 9.5 below.

3.6           Absence of Certain Changes; Undisclosed Liabilities.

(a)            Except as set forth on Section 3.6 of the Disclosure Schedule, since the Reference Date and through the date of this Agreement, the Company has operated in the ordinary course of business consistent with past practice, and there has not been any:

(i)            adoption of any change in the Company’s articles of organization or operating agreement or other similar organization or governing documents;

(ii)          adoption of a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company;

(iii)            (A) issuance, sale, transfer, pledge, disposition or encumbrance of the Ownership Interest or any other securities of the Company, (B) split, combination, subdivision or reclassification of the Ownership Interest or any other securities of the Company, (C) declaration, setting aside or payment of any dividend or other distribution with respect to the Ownership Interest or any other securities of the Company or (D) redemption, purchase or other acquisition, directly or indirectly, any portion of the Ownership Interest or any other securities of the Company;

(iv)          (A) increase of the benefits under any Plans or modification of any Plan, (B) increase in compensation payable or paid to members, managers, officers or directors, or increase in compensation payable or paid to employees or contractors generally and not in the ordinary course of business consistent with past practice, or (C) agreement to pay any incentive, bonus, profit sharing or severance or retention pay or similar amounts, to any member, manager, director or officer or, except in the ordinary course of business consistent with past practice, any other employee or contractor of the Company;

(v)            entry into or consummation of any transaction involving the acquisition of the business, shares, or assets or other properties of any other Person, except for acquisitions of inventory, raw materials or other business assets in the ordinary course of business consistent with past practice;

(vi)           sale, lease, license or other disposition of any assets, tangible or intangible, or property;

(vii)         other than in the ordinary course of business consistent with past practice or as otherwise required by the Code or applicable Laws, (A) making or rescission of any Tax election with respect to the Company or filing of any amended Tax Returns, (B) change in any of its methods of reporting income or deductions for Tax purposes, (C) compromise of any Tax liability of the Company or (D) issuance of a waiver to extend the period of limitations for the payment or assessment of any Tax;

(viii)       (A) incurrence of any Indebtedness; (B) assumption, guarantee, endorsement or otherwise becoming liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; (C) making of any loans, advances or capital contributions to or investments in any other Person; or (D) mortgage or pledge of any assets, tangible or intangible, or creation or sufferance of any Encumbrance thereupon (other than Permitted Encumbrances);

(ix)           except as may be required as a result of a change in GAAP, change in any of the accounting principles or practices;

(x)            writing up or down of any of the assets individually or in the aggregate other than as may be required by GAAP;

(xi)           settlement or compromise of any claims, actions, suits, investigations or proceedings;

(xii)           entry into any Contract that would constitute a Material Contract (as hereinafter defined) or any material amendment or modification of, or termination of, any contract that would constitute a Material Contract;

(xiii)          increase or decrease, in any material respect, in capital expenditures;

(xiv)       material damage, destruction, or casualty loss (whether or not covered by insurance) to any asset or property which has not heretofore been repaired or restored; or

(xv)           agreement or commitment to do any of the foregoing.

(b)             Since the Reference Date, there has not been a Material Adverse Effect.

(c)              Except as and to the extent reflected on, or adequately reserved for on, the Balance Sheet and immaterial Liabilities incurred since the date of the Balance Sheet in the ordinary course of business consistent with past practice, the Company does not have any Liabilities. The only business, assets and Liabilities of the Company are those directly arising out of the operation of the Business, as currently conducted.

3.7           Taxes.

(a)           The Company has (i) duly and timely filed all Tax Returns required to be filed by it (taking into account all applicable extensions) with the appropriate Taxing Authority, and (ii) paid all Taxes owed by such Company (whether or not shown as due on any Tax Return). All such Tax Returns (including information provided therewith or with respect thereto) are true and correct in all material respects.

(b)          Sellers have Made Available to Purchaser true, correct and complete copies, or pro forma or redacted copies, of all material Tax Returns filed by or with respect to the Company, examination reports and statements of deficiencies including the Company for taxable periods, or transactions consummated, for which the applicable statutory period of limitations have not expired.

(c)          There are no Encumbrances for Taxes upon any property or assets of the Company, except for Taxes that are not due and payable.

(d)          There is no audit, examination, deficiency, refund litigation or proposed adjustment with respect to any amount of Taxes pending or in progress or threatened with respect to any Taxes of the Company. As of the date hereof, the Company has not received notice in writing of any claim made by a Taxing Authority in a jurisdiction where such entity does not file a Tax Return, asserting that such entity is or may be subject to taxation by that jurisdiction, where such claim has not been resolved favorably to such entity. All deficiencies for Taxes asserted or assessed against the Company have been fully and timely paid, settled, disputed or properly reflected in the Financial Statements.

(e)               There are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of any Taxes or Tax deficiencies against any of the Company.

(f)                The Company has withheld (or will withhold) from their respective employees, independent contractors, creditors, and third parties and timely paid to the appropriate Governmental Authority proper and accurate amounts in all respects for all periods ending on or before the Closing Date in compliance with all applicable information reporting and Tax withholding and remitting requirements under U.S. federal, state and local, and non-U.S. Tax laws.

(g)               With respect to the Business, none of Sellers nor the Company is a party to, is bound by or has any obligation under any Tax sharing, Tax allocation or Tax indemnity agreement or similar contract or arrangement (collectively, “Tax Sharing Agreements”) or has any liability for Taxes of any Person under Treas. Reg. 1.1502-6, Treas. Reg. 1.1502-78 or similar provision of state, local or foreign law, as a transferee or successor, by contract, or otherwise.

(h)               The Company has not executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Law, and is the Company is not subject to any private letter ruling of the IRS or comparable ruling of any other Governmental Authority.

(i)                No power of attorney has been granted by the Company related to Taxes of any such entity, which power of attorney is currently in force.

3.8          Intellectual Property.

(a)            Section 3.8(a) of the Disclosure Schedule sets forth a true and complete list of (i) all registered Intellectual Property owned by the Company, (ii) all applications for such registrations and (iii) all Intellectual Property used by the Company in the operation of the Business. As to each item, the Disclosure Schedule specifies, as applicable, the owner of such item, the jurisdictions in which such item is issued or registered or in which an application for issuance or registration has been filed, and the issuance, registration or application numbers and dates with respect to such item, except as to Intellectual Property that is “off the shelf” software.

(b)            The Company owns, free and clear of all Encumbrances, or has valid and enforceable rights to use all of, the Intellectual Property that is required for the current conduct of the Business.

(c)            All of the rights of the Company in the Intellectual Property owned by the Company are valid and enforceable. The Company and has taken all commercially reasonable actions to maintain and protect, in all material respects, the Intellectual Property owned by or purported herein to be owned by such Company, and the confidentiality of its trade secrets.

(d)            To the best of Sellers’ knowledge, the Company’s operations do not, nor does the use, development, sale or license of the products and services of the Company, dilute, misappropriate or otherwise violate the Intellectual Property of any third Person. Thereare no claims, actions, suits or proceedings pending or threatened against the Company that (i) contest the right of the Company to use any of the Intellectual Property owned or used by the Company or in the Business or (ii) oppose or attempt to cancel any rights of the Company in or to any Intellectual Property.

(e)             There are no claims pending or threatened by Sellers or the Company against any third Person with respect to any Intellectual Property owned or licensed by the Company and, to the best of Sellers’ knowledge, no third Person is infringing, diluting, misappropriating or otherwise violating any Intellectual Property currently owned or used by the Company.

(f)              For purposes of this Agreement, “Intellectual Property” means all (i) U.S. and foreign patents and applications therefor and all divisionals, reissues, renewals, registrations, confirmations, re-examinations, certificates of inventorship, extensions, continuations and continuations-in-part thereof, (ii) U.S. and foreign trademarks, trade dress, service marks, service names, trade names, domain names, brand names, logo or business symbols, whether registered or unregistered, and pending applications to register the same, including all extensions and renewals thereof and all goodwill associated therewith, (iii) U.S. and foreign copyrights in writings, designs, software, mask works or other works, whether registered or unregistered, and pending applications to register the same, (iv) confidential or proprietary know-how, trade secrets, methods, processes, practices, formulas and techniques, (v) computer software programs and software systems and (vi) all “white papers,” case studies, published articles, and any proprietary presentation materials.

3.9          Legal Proceedings. Except as set forth on Section 3.9 of the Disclosure Schedule, there are no actions, suits, governmental inquiries, proceedings, or whistle-blower complaints pending or, to the best of Sellers’ knowledge, threatened against the Company or any of their respective properties or the Business. None of the Company or any of its properties or assets or the Business is or are subject to any Governmental Order and, to the best of Sellers’ knowledge, there are no such Governmental Orders threatened to be imposed.

3.10       Compliance with Laws; Permits. To the best of Sellers’ knowledge, the Company has been in compliance in all material respects with all Laws and has not received any written notice of any failure to comply in any material respect with any such Laws. The Company has obtained all Permits that are necessary for the current conduct of the Business. All such Permits are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected, individually or in the aggregate, to give rise to material Liability or interfere, in any material respect, with the current conduct of the Business. To the best of Sellers’ knowledge, the Company is not in violation or default (other than immaterial violations or defaults) of any Permits. Except as set forth on Section 3.10 of the Disclosure Schedule, the Company has not received any notification from any Governmental Authority threatening to revoke any Permit.

3.11        [Intentionally omitted].

3.12        Employee Matters and Benefit Plans.

(a)            There are no employment, retention, bonus, deferred compensation, pension, option, equity purchase, equity appreciation right, phantom stock, equity-based compensation, incentive, profit-sharing or retirement plan, arrangement or agreement, medical, vacation, retiree medical, severance pay plan, or any other agreement (including any employment, severance, change in control or similar agreement) or Code Section 125 “cafeteria plan”, flexible benefit, employee loan, educational assistance plan or material fringe benefit plan or arrangement that is sponsored, contributed to or maintained by the Company, or that affects or covers any current or former employee of the Company, (including “employee benefit plans” within the meaning of Sections 3(1), 3(2) and 3(3) of ERISA (collectively, the “Plans”).

(b)           The Company has no plan, contract or commitment, whether legally binding or not, to create any employee benefit or compensation plans, policies, or arrangements.

(c)           Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or in combination with another event) (i) entitle any current or former employee or contractor of the Company to severance pay, unemployment compensation or any other payment that will result in a liability to the Company or the Purchaser, (ii) result in any payment that could individually or in combination with any other such payment constitute an “excess parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

3.13        Material Contracts.

(a)            Except as set forth in Section 3.13(a) of the Disclosure Schedule, as of the date hereof, the Company is not a party to or bound by any:

(i)                    Contract containing covenants not to compete in any line of business, industry or geographical area in any respect;

(ii)                   Contract which by its terms expressly creates a partnership or joint venture or similar arrangement;

(iii)                 indenture, credit agreement, loan agreement, security agreement, guarantee, letter of credit, note, mortgage or other evidence of Indebtedness or agreement providing for Indebtedness;

(iv)                 Contract for the sale of any of its assets after the date hereof;

(v)                  collective bargaining agreement, employee association agreement or other agreement with any labor union, employee representative group, works council or similar collection of employees;

(vi)               Contract between the Company, on the one hand, and any other Affiliate of any Seller, on the other hand;

(vii)              Contract under which the Company has made payments in excess of $50,000 in the last year or anticipate making payments in excess of $50,000 in any twelve (12) month period;

(viii)             Contract under which the Company received payments in excess of $50,000 in the last year or anticipate receiving payments in excess of $50,000 in any twelve (12) month period;

(ix)                Contract involving any Key Customers or Key Suppliers;

(x)                Contract containing an obligation to indemnify any manager, member, employee or contractor of the Company or to indemnify any other Person, except for any such Contract that is no longer in effect and under which no claim has been made or threatened;

(xi)                Contract containing a provision which provides that any term of such Contract will be no less favorable either individually or in the aggregate than similar provisions in any other Contract, or any other similar “most favored nation” or “most favored customer” provision;

(xii)               Contract for acquisitions of capital stock, securities or assets of another Person, including by merger;

(xiii)              any Real Property Lease;

(xiv)             any agreement under which it has advanced or loaned any amount; or

(xv)              any material amendment or material modification to any of the foregoing currently in effect.

Each such Contract described in clauses (i)-(xv) is referred to herein as a “Material Contract”.

(b)           The Company is not (and, to the best of Sellers’ knowledge, no other party is) in material default or violation of any Material Contract. The Company has not received or made any notice or claim of a default or violation of any Material Contract. The Company has not received or provided any notice of an intention to terminate, not renew or challenge the validity or enforceability of any Material Contract. To the best of Sellers’ knowledge, no event has occurred that, with or without notice or lapse of time or both, would result in a material default or material violation, or termination, of any Material Contract arising from an act or omission by a party to a Material Contract, other than the Company. To the best of Sellers’ knowledge, no event has occurred that, with or without notice or lapse of time or both, would result in a material default, material violation, or termination of any Material Contract arising from an act or omission by the Company. Each of the Material Contracts is in full force and effect, and is the valid, binding and enforceable obligation of the Company and, to the best of Sellers’ knowledge, of the other parties thereto, subject to laws affecting the rights of creditors generally and general principles of equity. The Company has performed all respective material obligations required to be performed by them to date under the Material Contracts. Sellers have Made Available to Purchaser true and complete copies of each Material Contract.

3.14        Material Customers and Suppliers.

(a)             Section 3.14(a) of the Disclosure Schedule sets forth a true and complete list of (i) all customers of the Business from whom the Company received or accrued total revenue, or with whom the Company executed contracts involving revenue to the Company in excess of $100,000, from formation of the Company through the Closing Date (the “Key Customers”) and sets forth opposite the name of such Key Customer the approximate amount of revenue attributable to such Key Customer during such period, and (ii) the top ten (10) suppliers (including independent contractors) of goods and/or services to the Business from the start of the Company’s operations through the Balance Sheet date (the “Key Suppliers”) and sets forth opposite the name of such Key Supplier the approximate aggregate amounts paid to such Key Supplier during such period. Except as disclosed on Section 3.14(a) of the Disclosure Schedule, since the Reference Date, no Key Customer or Key Supplier has cancelled or otherwise terminated its relationship with the Company. Except as disclosed on Section 3.14(a) of the Disclosure Schedule, since the Reference Date, the Company has not received any written notice from or with respect to any Key Customer or Key Supplier to the effect that any such Key Customer or Key Supplier intends to terminate or adversely modify in any material respect its relationship with the Business, including due to bankruptcy, receivership, sale or merger of such Key Customer or Key Supplier.

(b)             3.14(b) of the Disclosure Schedule sets forth, (i) an accurate listing of Contractual Backlog under all pending contracts between the Company and its customers (“Backlog Report”) as of June 30, 2014, including the estimated amounts remaining to be collected under such contracts, and (ii) a complete list (“Pipeline Report”) as of May 31, 2014 of the prospective customer projects with respect to which the Company has submitted a bid or other proposal to provide services and with respect to which, to Sellers’ knowledge, a supplier of such services other than the Company has not been selected by the relevant prospective customer, including the Company’s then-current estimates of (X) the revenue anticipated to be received by the Company with respect to each such project if the Company is selected to provide such services, and (Y) the anticipated start date, location, and other relevant parameters for such project. Notwithstanding anything in this Agreement to the contrary, the Sellers make no representations regarding (1) whether or not the Company is ultimately awarded any project listed in the Pipeline Report or (2) the revenues, profitability or other performance with respect to any project identified in the Pipeline Report. Sellers have Made Available to Purchaser true, correct and complete copies of all proposals referred to in the Pipeline Report.

3.15        Properties.

(a)           The Company does not own any real property.

(b)          Section 3.15(b) of the Disclosure Schedule contains a true and complete schedule of all leases and subleases under which the Company uses or occupies or has the right to use or occupy, any real property (collectively, the “Real Property Leases”) (the portions of the land, buildings and other improvements covered by the Real Property Leases being herein called the “Leased Real Property”), which schedule sets forth the date of and the parties to each Real Property Lease, the expiration date of the relevant lease, and the address of the Leased Real Property covered thereby, all of which Real Property Leases have been Made Available to Purchaser. The Company, as tenant, is not in default beyond any applicable notice and cure periods with respect to the Real Property Leases.

(c)               The Company has good and marketable title to all owned or valid leasehold interest in, all, machinery, equipment, furniture and other tangible assets used in the Business (“Tangible Property”), free and clear of any Encumbrances other than Permitted Encumbrances. The Tangible Property is in good operating condition and repair (ordinary wear and tear excepted) and sufficient to operate the Business in the ordinary course consistent with past practice.

(d)              The Company owns or leases, subleases or licenses from unaffiliated third Persons all Leased Real Property and Tangible Property that are used in the Business.

(e)               To the best of Sellers’ knowledge, all material components of all buildings, structures and other material improvements included within the Leased Real Property that is actually and physically occupied by the Company (the “Improvements”) are in good operating condition and repair (ordinary wear and tear excepted) and sufficient to operate the Business in the ordinary course consistent with past practice.

(f)                The Company has a valid leasehold interest in the Leased Real Property, as provided in the applicable Lease, free and clear of any liens, security interests, defects, exceptions, rights of way, restrictions, covenants, claims, similar matters, or other encumbrance in respect of such property or asset (collectively, “Encumbrances”), except for Permitted Encumbrances.

(g)              The Company has not received notice of any pending, threatened or contemplated condemnation proceeding affecting the Leased Real Property or any part thereof or of any sale or other disposition of such Leased Real Property or any part thereof in lieu of condemnation.

3.16        Sufficiency of Assets. To the best of Sellers’ knowledge, the assets owned, leased or licensed by the Company constitute all of the assets used or held for use in the Business, are sufficient for the continued conduct of the Business consistent with past practice, and are free and clear of any Encumbrances (other than Permitted Encumbrances). The Company has good title to or a valid leasehold interest in all such assets.

3.17        Labor and Employment. No material employee of the Company has given notice to the Company that any such employee intends to terminate his or her employment with the Company. To the best of Sellers’ knowledge, no employee of the Company is in any material respect in violation of any term of any employment contract, non-disclosure agreement or noncompetition agreement. All employees necessary for the current operation of the Business are employed by the Company.

3.18        Insurance. Sellers have Made Available to Purchaser complete copies of all policies of insurance maintained by the Company with respect to its properties and assets, or true and complete summaries of the material terms of such insurance policies. Section 3.18 of the Disclosure Schedule sets forth a list of all insurance policies entered into since October 3, 2012 or currently in effect relating to the Business. Sellers have Made Available to Purchaser historical property and casualty claims information with respect to the two (2) year period prior to the date hereof indicating pending and paid claims as of the date hereof. All insurance policies relating to the Business are in full force and effect and the applicable insured parties have complied in all material respects with the provisions of such policies. The Company has not received: (i) any notice regarding any dispute by the applicable carrier of any of the existing insurance policies relating to the Business or regarding any actual or possible adjustment in the amount of the premiums payable with respect to any of said policies and no such disputes exist; or (ii) any notice from the applicable carrier regarding any refusal of coverage under, or any rejection of any claim under, any such policies and, to the best of Sellers’ knowledge, there is no basis for any such refusal of coverage or rejection of any such claim.

3.19        Brokers. The Company has not engaged, nor is obligated for the payment of fees or expenses of, any broker or finder in connection with the origin, negotiation or execution of this Agreement, or in connection with any transaction contemplated hereby or thereby.

3.20        Transactions with Affiliates. Except as set forth in Section 3.20 of the Disclosure Schedule, no Seller and no Affiliate of a Seller has been a party to any agreement with or for the benefit of, or has provided services or benefits to or on behalf of, or has engaged in any transactions with, the Company or the Business (all such transactions, “Affiliate Transactions”). Except as set forth in Section 3.20 of the Disclosure Schedule, since December 31, 2013, no Seller has received any distribution of money or property from the Company.

3.21        Investment. (a) Each of the Sellers is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act; (b) the acquisition of CBD Shares pursuant to this Agreement will be for each respective Seller’s own account; (c) each Seller has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of an investment in the CBD Shares and is able to bear the economic risks of and an entire loss of such Seller’s investment in the CBD Shares; (d) none of the Sellers is acquiring any CBD Shares with a view to any distribution thereof in a transaction that would violate the Securities Act or the securities laws of any State of the United States or any other applicable jurisdiction; (e) each Seller acknowledges that the CBD Shares to be issued hereunder constitute “restricted securities” under the Securities Act and have not been registered under the Securities Act and that such CBD Shares may not be offered, sold pledged or otherwise transferred unless in accordance with the Securities Act and any applicable securities laws of any State of the United States and only (i) to the Company, (ii) pursuant to a registration statement which has become effective under the Securities Act or (iii) pursuant to an exemption from registration provided by Rule 144 under the Securities Act or any other available exemption from the registration requirements of the Securities Act and that prior to the registration or any transfer in accordance with (ii) or (iii) above, the Company reserves the right to require the delivery of such legal opinions, certifications or other evidence as may reasonably be required in order to determine that any proposed transfer is being made in compliance with the Securities Act and applicable state securities laws, and, if required by law, that the CBD Shares will bear a legend to the foregoing effect. Each of the Sellers consents, agrees and acknowledges that each book entry representing such CBD Shares will bear the following legend, or another legend to the same effect and agrees to the restrictions set forth therein:

THE VESTING, SALE OR TRANSFER OF THE SHARES REPRESENTED BY THIS BOOK-ENTRY ARE SUBJECT TO CERTAIN PROVISIONS, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER AND REPURCHASE RIGHTS, CONTAINED IN THAT CERTAIN EQUITY PURCHASE AGREEMENT DATED AS OF JULY 1, 2014. A COPY OF THIS AGREEMENT IS ON FILE IN THE PRINCIPAL OFFICE OF THE ISSUER AND WILL BE FURNISHED, UPON REQUEST AND WITHOUT CHARGE, TO ANY PERSON HAVING A VALID INTEREST THEREIN.

THE SHARES REPRESENTED BY THIS BOOK ENTRY ARE SUBJECT TO RESTRICTIONS ON TRANSFER UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND STATE SECURITIES LAWS, AND MAY NOT BE OFFERED FOR SALE, SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF UNLESS (I) SUCH TRANSACTION IS REGISTERED UNDER THE APPLICABLE SECURITIES LAWS, (II) SUCH TRANSACTION IS EXEMPT FROM REGISTRATION PURSUANT TO RULE 144, RULE 144A, OR REGULATION S UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (III) AN OPINION OF COUNSEL, WHICH OPINION IS REASONABLY SATISFACTORY TO THE COMPANY, HAS BEEN DELIVERED TO THE COMPANY AND SUCH OPINION STATES THAT THE SHARES MAY BE TRANSFERRED WITHOUT SUCH REGISTRATION.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Sellers on the date hereof and at Closing (except to the extent such representations and warranties are expressly made as of an earlier date, in which case such representations and warranties are made as of such earlier date) as follows:

4.1           Corporate Status. Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

4.2           Authority. All corporate acts and other proceedings (including any shareholder or board approvals) required to be taken by Purchaser to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions hereby have been duly and properly taken. This Agreement has been duly executed and delivered by Purchaser, and (assuming due authorization and delivery by Sellers) this Agreement constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.3           Issuance of Buyer Common Stock. The CBD Shares to be issued pursuant to Section 1.2, when issued, sold and delivered in compliance with the provisions of this Agreement, will be duly authorized and validly issued, fully paid and non-assessable.

4.4          No Conflict; Required Filings.

(a)             The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not (with or without notice or lapse of time, or both), conflict with, or result in any violation of or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under (i) the certificate of incorporation, by-laws or other organizational or governing documents of Purchaser, (ii) any Contract to which Purchaser is party or by which it is bound or (iii) any Governmental Order or Law applicable to Purchaser or its property or assets.

(b)            No consent of, or registration, declaration, notice or filing with, any Governmental Authority is required to be obtained or made by Purchaser in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than those that, if not made or obtained, individually or in the aggregate, would not materially hinder or materially delay the Closing.

4.5           Brokers. Purchaser has not engaged, and is not obligated for the payment of fees or expenses of, any broker or finder in connection with the origin, negotiation or execution of this Agreement, or in connection with any transaction contemplated hereby or thereby.

ARTICLE V
COVENANTS

5.1           [Intentionally omitted].

5.2           [Intentionally omitted].

5.3           [Intentionally omitted].

5.4           Publicity. Sellers shall not, and shall not permit the Company to, and Purchaser shall not, issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other parties hereto, which approval will not be unreasonably withheld or delayed, unless, in the reasonable judgment of Sellers or Purchaser, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which Purchaser, or a parent thereof, lists its securities; provided that, to the extent required by applicable Law or by the rules of any stock exchange, the party intending to make such release or announcement shall use its commercially reasonable efforts consistent with such applicable Law to consult with the other party with respect to the text thereof.

5.5           Books and Records.

(a)               Sellers shall use best efforts to deliver or cause to be delivered to Purchaser at Closing all properties, books, records, Contracts, information and documents relating to the Business and the Company. As soon as is reasonably practicable after the Closing, Sellers will deliver or cause to be delivered to Purchaser any remaining books, records, Contracts, information and documents relating to the Business and the Company that are not already in the possession or control of the Company.

(b)             Without limiting the parties’ obligations under Section 5.13(c) below, Sellers and Purchaser agree that each of them will preserve and keep the records held by them relating to the Business and the Company for a period of three (3) years from the Closing Date. Sellers and Purchaser shall make such records available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, legal proceedings against, or governmental investigations of Sellers or Purchaser or any of their respective Affiliates or in order to enable Sellers or Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby or to the extent necessary in connection with their respective financial reporting or tax reporting obligations relating to any period ending on or before the Closing Date.

5.6           [Intentionally omitted].

5.7           Expenses. Unless otherwise expressly stated herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party hereto incurring such expenses except as expressly provided herein, it being understood that all such out-of-pocket costs and expenses of the Company and Sellers shall be paid by Sellers.

5.8           [Intentionally omitted].

5.9           Employees. At the Closing, Donald P. Reed and Chad Reed, currently independent contractors of the Company (the “Key Executives”), shall become employees of the Company immediately following the Closing, and the Company and the Key Executives shall each enter into employment agreements in substantially the forms set forth as Exhibit 5.9, attached hereto (the “Key Executive Agreements” or the “Employment Agreements”); provided, that nothing in this Agreement shall limit or affect Purchaser’s right to terminate the employment of any such Key Executive at any time following the Closing in accordance with the Key Executive Agreements.

5.10         [Intentionally omitted].

5.11         [Intentionally omitted].

5.12        Non-Solicitation of Employees; Limited Non-Competition Covenant.From and after the Closing Date and through the third (3rd) anniversary of the Closing Date, Sellers shall not (and shall cause each of their Affiliates not to), without the prior written consent of Purchaser, directly or indirectly, whether as principal, agent, partner, officer, director, member, manager, shareholder, employee, consultant or otherwise, alone or in association with any other Person: (a) solicit, hire or engage any person employed by the Company as of the Closing Date or any person regularly or periodically engaged by the Company through its staffing company, HKA Enterprises, Inc. as of or prior to the Closing Date, for employment or engagement in any business; or (b) provide or offer to provide so called “balance of plant electrical services” in connection with any solar photovoltaic construction projects in the United States. Notwithstanding anything to the contrary herein, nothing shall prohibit any communication in any circumstance between Donald P. Reed and Chad Reed.

5.13        Tax Matters.

(a)           Sellers will, at their sole cost and expense, prepare and file, or cause to be prepared and filed, and shall pay all Taxes due under or in connection with, all income Tax Returns for the Company for all Tax periods ending on or prior to the Closing Date that are due after the Closing Date.

(b)           Neither the Company nor the Purchaser (or any Affiliate thereof) shall file or amend, or cause to be filed or amended, any Tax Returns of the Company that relates to any Tax period beginning before the Closing Date, in each case without the prior written consent of the Sellers’ Designee.

(c)            The Purchaser and Sellers will cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing and preparation of Tax Returns of the Company and any Tax audit or other proceeding related thereto. Such cooperation will include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such Tax audit or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Purchaser and Sellers agree that the Company will retain all books and records with respect to Tax matters pertinent to the Company relating to any Tax period beginning before the Closing Date until the expiration of the statute or period of limitations of the respective Tax period. Purchaser and Sellers agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary or appropriate to mitigate, reduce or eliminate any Tax.

5.14        Business Confidential Information.

(a)            Sellers acknowledge and agree that the books, records, data and other documents and confidential information concerning the Business and/or the products, services, customer development information (including customer and prospect lists), sales activities and procedures, promotional and marketing techniques, pricing, plans and strategies, financing, development and expansion plans and credit and financial data concerning customers and suppliers and other information of or to the extent relating to the Business or the Company or are considered by Purchaser to be confidential and in the nature of trade secrets, and are valuable, special and unique assets of the Business, access to and knowledge of which are essential to preserve the goodwill, customer relationships and ongoing business relationships of the Business for the benefit of Purchaser. Sellers further agree that all knowledge and information described in the preceding sentence that is not in the public domain (unless such knowledge and information is in the public domain as a result of a breach of this Agreement, or any other duty of confidentiality to the Company, by Sellers) shall be considered confidential information (collectively, the “Business Confidential Information”). For the avoidance of doubt, the term “Business Confidential Information” shall not include information that (i) does not relate to the Business or the Company, (ii) becomes available to Sellers or any of their Affiliates on a non-confidential basis from a source other the Company, provided that such source is not bound by a confidentiality agreement with or similar obligation to Purchaser, the Company or their Affiliates with respect to such information, (iii) is independently developed by Sellers or any of their respective agents or representatives without a breach of this Section 5.14, or (iv) is publicly disclosed pursuant to a lawful requirement from a Governmental Authority acting within its jurisdiction, in which case Sellers shall afford Purchaser a reasonable opportunity to obtain a protective order against such disclosure. As used in this Section 5.14, “knowledge” shall mean the best of Sellers’ knowledge.

(b)            Sellers hereby agree that following the Closing Date they shall hold the Business Confidential Information in confidence and not use or disclose or cause or permit to be used or disclosed any of the Business Confidential Information for any reason or purpose whatsoever. The foregoing obligations of Sellers and their Affiliates shall be in addition to and not lieu of any protections available to Purchaser pursuant to any applicable Law regarding the protection of trade secrets. The provisions of this Section 5.14 shall expire on the third (3rd) anniversary of the Closing.

5.15       Other Transactions. Sellers shall, and shall cause each of their Affiliates and Subsidiaries to, and shall direct its representatives to, immediately cease any existing solicitations, discussions or negotiations with any Person that has made or indicated an intention to make an investment in or takeover proposal for the Company or the Business or other substantial portion thereof, and shall not disclose the terms hereof with any such Person. Sellers shall promptly, and in any event not later than five (5) days following the date hereof, request that each Person who has executed a confidentiality agreement in connection with that Person’s consideration of a transaction involving the Company or the Business return or destroy all nonpublic information furnished to that Person by or on behalf of Sellers, unless such request was previously made.

ARTICLE VI
INTENTIONALLY OMITTED

ARTICLE VII
INTENTIONALLY OMITTED

ARTICLE VIII
INTENTIONALLY OMITTED

ARTICLE IX
SURVIVAL; INDEMNIFICATION

9.1           Survival of Representations, Warranties and Agreements. The representations and warranties of the parties contained in Articles III and IV shall, subject to the penultimate sentence of this Section 9.1, terminate on the date that is twelve (12) months after the Closing Date, except that the representations and warranties contained in Section 3.2 (Authority), Section 3.4 (Capitalization), and Section 3.7 (Taxes) shall survive for three (3) years following the Closing Date. The period of time a representation or warranty or covenant or agreement survives the Closing pursuant to this Section 9.1 shall be the “Survival Period” with respect to such representation or warranty or covenant or agreement; provided, however, that in the event notice of any claim for indemnification under this Article IX shall have been given within the applicable Survival Period and such claim has not been finally resolved by the expiration of such Survival Period, the representations or warranties or covenants or agreements that are the subject of such claim shall survive until such matters are finally resolved. All covenants and agreements contained herein shall survive the Closing and remain in full force and effect in accordance with their terms.

9.2           Indemnification. Subject to the terms, conditions and limitations set forth in this Article IX, from and after the Closing Date:

(a)           Sellers, severally and not jointly, shall indemnify and hold harmless Purchaser and its Affiliates (including the Company) and each of their respective officers, directors, members, partners, managers, shareholders and employees (collectively, the “Purchaser Indemnified Parties”) from and against any Losses that are imposed on or incurred by the Purchaser Indemnified Parties arising out of or related or attributable to any of the following (“Sellers’ Liabilities”): (i) any breach of any representation or warranty made by Sellers in this Agreement, (ii) any failure to perform any covenant or agreement of Sellers set forth in this Agreement, (iii) any business, liabilities or obligations of Sellers or the Company that do not arise directly out of the Business, (iv) any transaction-related expenses of the Company or Sellers, or any portion thereof, not otherwise paid in full on or prior to the Closing, (v) any Taxes imposed on the Company and/or the Business with respect to any Tax period at any time through and including the Closing Date (net of any Tax refunds or credits received by the Company for any such Tax period), and (vi) any payments to be made hereunder to Sellers by Sellers’ Designee that are not so made or any other disputes among Sellers and Sellers’ Designee.

(b)           Purchaser shall indemnify and hold harmless Sellers (collectively, the “Seller Indemnified Parties”) from and against any Losses that are imposed on or incurred by the Seller Indemnified Parties arising out of or related or attributable to (i) any breach of any representation or warranty made by Purchaser in this Agreement and (ii) any failure to perform any covenant or agreement of Purchaser set forth in this Agreement.

9.3           Limitations. Sellers shall have no Liability for indemnification hereunder with respect to the matters described in Section 9.2(a)(i) until the total of all Losses with respect to such matters exceeds $25,000 (the “Basket”), at which point Sellers shall be obligated to indemnify the Purchaser Indemnified Parties for all Losses in excess of the Basket, subject to the other terms of this Agreement; provided, however, that any Losses in respect of breaches of the representations and warranties contained in Section 3.2 (Authority), Section 3.4 (Capitalization), Section 3.6(c) (No Undisclosed Liabilities), and Section 3.7 (Taxes), (collectively, the “Excluded Representations”) shall be recoverable from the first dollar of Loss and shall not be subject to the Basket. Sellers’ maximum aggregate Liability for indemnification with respect to the matters described in Section 9.2(a)(i), other than in connection with breaches of any of the Excluded Representations, shall be limited to $650,000; and Sellers’ maximum aggregate Liability for indemnification with respect to all matters described in Section 9.2(a) shall be limited to $3,000,000. For the sake of clarity, for any Liability satisfied under Section 1.2(e), the amount of the applicable satisfied Indemnity Breach Amount shall count toward the caps in the preceding sentence.

9.4           Indemnification Procedures. If an indemnified party seeks indemnification pursuant to this Article, such party shall give written notice (the “Indemnification Notice”) to the indemnifying party of any claim hereunder with reasonable promptness after obtaining knowledge thereof, including any claims against the indemnified party which might give rise to a claim against the indemnifying party hereunder, stating the nature and basis of such claim and the amount thereof, in reasonable detail, to the extent then known by the indemnified party, provided, however, that the failure of the indemnified party to give such Indemnification Notice promptly shall not affect the obligations of the indemnifying party hereunder except and to the extent that the indemnifying party is prejudiced thereby. In the event of any claim by or litigation with any third party which might give rise to a right of indemnification under this Article, the indemnifying party shall keep the indemnified party fully informed, using reasonable efforts to defend such claim or litigation and present any defense reasonably suggested by the indemnified party or its counsel. The indemnifying party shall have the obligation, upon written request of the indemnified party, to conduct the defense or prosecution of such claim or litigation at the indemnifying party’s expense, with counsel approved by the indemnified party (which approval shall not be unreasonably withheld). If the indemnifying party conducts such defense or prosecution, (i) it shall have no liability for any legal or other expenses incurred by the indemnified party after assumption of such defense or prosecution by the indemnifying party in connection with such proceeding other than the reasonable out of pocket costs of cooperation with the indemnifying party in such defense or prosecution; and (ii) the indemnifying party shall conduct such defense or prosecution diligently and in good faith. An indemnified party shall not make, or offer to make, any settlement of any claim or litigation which might give rise to a right of indemnification hereunder without the consent of the indemnifying party, which consent shall not be unreasonably withheld.

9.5          Exclusive Remedy. This Article IX will provide the exclusive legal remedy for the transactions contemplated by this Agreement and the matters covered by this Agreement, other than a breach of Sections 5.12, 5.13 or 5.14.

ARTICLE X
MISCELLANEOUS

10.1        Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) on the date of delivery if delivered personally, or by email or facsimile, upon actual confirmation of receipt with the recipient or a representative thereof, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the fifth business day following the date of mailing if delivered by registered or certified mail return receipt requested, postage prepaid, and shall be delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested), sent by overnight courier or sent by telecopy, to the applicable party at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

If to Sellers, then to:	With a copy to:
Green Earth Developers, LLC	K & L Gates
3440 Toringdon Way, Suite 205	Hearst Tower
Charlotte, NC 28277	214 North Tryon Street, 47th Floor
Fax: (704) 255-1645	Charlotte, NC 28202
Attn: Donald P. Reed, President	Fax: (704) 353-3282
Attn: Kevin P. Stichter, Esq.

If to Purchaser, then to:	With a copy to:
CBD Acquisition Holdings, Inc.	Funkhouser Vegosen Liebman & Dunn Ltd.
c/o CBD Energy Limited	55 West Monroe Street, Suite 2300
Suite 2, Level 2 52	Chicago, Illinois 60603
Cross Street Double	Fax: (312) 701-6801
Bay, NSW 2028	Attn: James F. Groth, Esq.
Australia
Fax: +61 2 9363 9955
Attn: Gerry McGowan, Chairman
&Managing Director

10.2        Certain Definitions; Interpretation.

(a)            For purposes of this Agreement, the following terms shall have the following meanings:

(i)               “Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.

(ii)               “Business” means the business of providing engineering, procurement, and construction services for solar energy, interconnect, and substation projects as currently conducted and currently contemplated to be conducted by the Company.

(iii)              “CBD” means CBD Energy Limited, an Australian corporation, which is the sole ultimate beneficial owner of Purchaser.

(iv)              “CBD Shares” means the ordinary shares of CBD.

(v)               “Code” means the Internal Revenue Code of 1986, as amended.

(vi)              “Contract” means any contract, agreement, lease, license, sales order, purchase order, indenture, note, bond, loan, instrument, lease, commitment or other arrangement or agreement that is binding on any Person or any part of its property.

(vii)             “Contractual Backlog” means projects to be performed after Closing under an executed contract with a customer of the Business.

(viii)          “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

(ix)             “ERISA” means the Employee Retirement Income Security Act of 1974, including the rules and regulations promulgated thereto.

(x)               “Governmental Authority” means any foreign or United States federal, state or local governmental, regulatory or administrative agency or any court or tribunal or, with respect to any specified Person, any arbitrator who has the authority to render a binding decision on such Person that may be enforced in a court of competent jurisdiction.

(xi)             “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

(xii)             “Indebtedness” of any Person at any date shall include (A) all obligations of such Person for borrowed money and obligations issued or incurred in substitution or exchange for obligations for borrowed money, (B) any other obligation of such Person which is evidenced by any note, bond, letter of credit, debenture, mortgage or similar debt instrument, (C) all guarantees with respect to any indebtedness, obligation, claim or Liability of any other Person of a type described in clauses (A) or (B) above, (D) all other obligations of such Person under any lease or similar arrangement required to be accounted for by the lessee as a capital lease in accordance with GAAP, (E) all obligations for the deferred purchase price, or purchase price adjustment (including any working capital adjustment) relating to the purchase, of assets, property or services, (F) all Liabilities under any sale and leaseback transaction, any synthetic lease or tax ownership operating lease transaction and all obligations arising with respect to any transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet, (G) all obligations with respect to hedging, swaps or similar arrangements, and (H) for clauses (A) through (G) above, all accrued interest thereon, if any, and any termination fees, prepayment, discharge, or termination penalties, “breakage” costs or similar fees, penalties or payments associated with the repayments of such Indebtedness on or prior to the Closing Date.

(xiii)          “knowledge” with respect to Sellers means the actual knowledge of each Seller and the Key Executives.

(xiv)        “Law” means any law, statute, ordinance, rule or regulation of any Governmental Authority, or any binding agreement with any Government Authority.

(xv)          “Liability” means any direct or indirect liability, indebtedness, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, known or unknown, contingent or otherwise.

(xvi)          “Losses” means any costs or expenses (including reasonable attorneys’ fees and expenses), judgments, assessments, fines, claims, damages (other than consequential damages) and lost profits.

(xvii)         “Made Available” means that the information referred to has been actually and accurately delivered to Purchaser in reviewable format at least three (3) days prior to the date of the execution of this Agreement.

(xviii)       “Material Adverse Effect” means any change, effect, circumstance, event, development or condition that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the business, assets, properties, results of operations, prospects or condition (financial or otherwise) of the Business or the Company; provided, however, that changes, effects or circumstances, alone or in combination, that directly arise out of or result directly from the execution and performance of this Agreement and the transactions contemplated hereby shall not be deemed to constitute a Material Adverse Effect.

(xix)          “Permit” means any permit, franchise, authorization, license or other approval issued or granted by any Governmental Authority.

(xx)           “Permitted Encumbrances” means (A) mechanics’, carriers’, workmen’s, repairmen’s or other like Encumbrances arising or incurred in the ordinary course of business for amounts not yet delinquent or which are being contested in good faith by appropriate legal proceedings and with respect to which appropriate reserves are being held by the Company, and in each case set forth on Schedule 10.2(a)(xx), (B) customary Encumbrances arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, and in each case set forth on Schedule 10.2(a)(xx), (C) Encumbrances for Taxes and other governmental charges that are not due and payable,are being contested in good faith by appropriate proceedings or may thereafter be paid without penalty and with respect to which appropriate reserves are being held by the Company, and in each case set forth on Schedule 10.2(a)(xx), and (D) imperfections of title, restrictions or encumbrances, if any, which Encumbrances, imperfections of title, restrictions or other encumbrances do not, individually or in the aggregate, impair the continued use and operation or the value of the specific assets to which they relate.

(xxi)           “Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, entity or group.

(xxii)            “Purchaser Material Adverse Effect” means any material adverse change in or material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

(xxiii)           “Reference Date” means March 31, 2014.

(xxiv)          “Sellers’ Designee” means Donald P. Reed.

(xxv)           “Subsidiary” of a Person means any corporation or other legal entity of which such Person (directly or indirectly, either alone or through or together with any other Subsidiary or Subsidiaries) is the general partner or managing entity or of which at least a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or others performing similar functions of such corporation or other legal entity is directly or indirectly owned or controlled by such Person (either alone or through or together with any other Subsidiary or Subsidiaries).

(xxvi)          “Tax Return” means any report, return or similar filing (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, election, disclosure, amended return, or declaration of estimated Taxes.

(xxvii)         “Taxes” means (i) any and all domestic or foreign, federal, state, local or other taxes, levies, fees, imposts, or duties of any kind (together with any and all interest, fines, assessments, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including, without limitation (x) taxes with respect to income, franchises, windfall or other profits and gross receipts and (y) real or personal property, sales, use, goods and services, capital stock, employment, unemployment, social security, unclaimed property, payroll, customs duties, transfer, license, branch, utility, severance, production, occupation, premium, workers’ compensation or net worth, capital gains and taxes in the nature of excise, withholding, ad valorem or value added; and (ii) any transferee liability in respect of any items described in clause (i) above.

(xxviii)        “Taxing Authority” means the Internal Revenue Service (“IRS”) and any other domestic or foreign Governmental Authority responsible for the administration or collection of any Taxes.

(b)           When a reference is made in this Agreement to Articles, Sections, or Disclosure Schedule, such reference is to an Article or a Section of, or Disclosure Schedule to, this Agreement, unless otherwise indicated. When a reference is made in this Agreement to a party or parties, such reference is to parties to this Agreement, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be understood to be followed by the words “without limitation.” When a reference is made in this Agreement to this “Agreement,” such reference is to this Agreement, the Disclosure Schedule and any side letter or other document referred to in Section 10.4 of this Agreement.

10.3       Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction as being invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination that any term or other provision is invalid, illegal, or incapable of being enforced, Sellers and Purchaser shall negotiate in good faith to modify this Agreement so as to affect their original intent as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

10.4        Entire Agreement; No Third-Party Beneficiaries. This Agreement, including all exhibits and schedules attached hereto, the Disclosure Schedule, and any certificate or side letter delivered in connection herewith (that is referenced as a certificate or side letter delivered under this Agreement) constitute the entire agreement and supersede any and all other prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and does not, and is not intended to, confer upon any Person (other than the Purchaser Indemnified Parties pursuant to Section 9.2) any rights or remedies hereunder.

10.5        Amendment; Waiver. This Agreement may be amended only in a writing signed by all parties hereto. Any waiver of rights hereunder must be set forth in writing. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive either party’s rights at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

10.6         Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors. Notwithstanding the foregoing, this Agreement shall not be assigned by any party hereto by operation of Law or otherwise without the express written consent of each of the other parties; provided, however, that (i) Purchaser may, provided it remains liable for its obligations hereunder, assign this Agreement to any Affiliate of Purchaser or to any successor to Purchaser by way of merger or otherwise and (ii) Purchaser or any such assignee may make a collateral assignment of this Agreement to any lender.

10.7        Disclosure Schedule. The Disclosure Schedule shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Any matter disclosed pursuant to the Disclosure Schedule shall not be deemed to be an admission or representation as to the materiality of the item so disclosed. The information set forth in each section or subsection of the Disclosure Schedule to this Agreement shall be deemed to provide the information contemplated by, or otherwise qualify, the representations and warranties of Sellers set forth in the corresponding section or subsection of this Agreement and any other section or subsection of this Agreement to the extent it is reasonably apparent on its face from a reasonable reading of the Disclosure Schedule and such other section of this Agreement that such disclosure is also applicable to such other section of this Agreement and regardless of whether such section or subsection of this Agreement is qualified by reference to the Disclosure Schedule.

10.8        Governing Law; Jurisdiction. Any and all claims, disputes or controversies in any way arising out of or relating to (a) this Agreement, (b) any breach or termination of, or the validity of, this Agreement, (c) the transactions contemplated hereby or (d) any discussions or communications relating in any way to this Agreement or any transactions contemplated hereby (collectively, “Actions”), and the existence or validity of any and all defenses to such claims, disputes, or controversies, shall be governed and resolved exclusively by the laws of the State of Illinois, notwithstanding the existence of any conflict of laws principles that otherwise would dictate the application of any other state’s law. Each party irrevocably and unconditionally waives any right to object to the application of Illinois law, or argue against its applicability to any of the matters referenced in the immediately preceding sentence.

10.9      Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

10.10     Counterparts. This Agreement may be executed simultaneously in one or more counterparts (including by facsimile or electronic ..pdf submission), and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which shall constitute one and the same agreement.

10.11      Facsimile Signature. All parties agree that an electronically reproduced facsimile of this originally executed Agreement and subsequent amendments thereto shall be a binding signature and carry the same legal force and effect as the originally executed Agreement.

10.12     Sellers’ Designee. Sellers acknowledge that Seller’s Designee has full authority to take the actions contemplated by this Agreement on behalf of Sellers as set forth herein. Neither Purchaser nor its Affiliates shall have liability arising from the relationship among Sellers’ Designee, on the one hand, and Sellers, on the other hand, including any payments Sellers’ Designee collects or makes (or fails to collect or make) to Sellers as a result of the transactions contemplated by this Agreement or any decisions made by Sellers’ Designee on behalf of Sellers, and Purchaser shall be entitled to rely on Sellers’ Designee having full authority to take such actions on behalf of Sellers.

10.13     Representation of Sellers. Each of the parties hereto hereby agrees, on its own behalf and on behalf of its directors, members, managers, partners, shareholders, officers, employees and Affiliates, that K&L Gates LLP may serve as counsel to Sellers, on the one hand, and the Company, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, K&L Gates LLP (or any of their respective successors) may serve as counsel to Sellers in connection with any matter, litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation of the Company, and each of the parties hereto hereby consents thereto and waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation.

[Signature Pages Follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Equity Purchase Agreement to be executed as of the date first written above by their duly authorized representatives.

PURCHASER:

CBD ACQUISITION HOLDINGS, INC., a Delaware corporation

By:
Name:	Gerard P. McGowan
Its:	President

[Signature Pages Continue]

[Signature Page to Equity Purchase Agreement]

SELLERS:

DONALD P. REED, Individually

GREG FOX, Individually

JOSEPH DUEY, Individually

CHARLES HORNE, Individually

JACKSON HORNE, Individually

[Signature Page to Equity Purchase Agreement]

SELLERS:

DONALD P. REED, Individually

GREG FOX, Individually

JOSEPH DUEY, Individually

CHARLES HORNE, Individually

JACKSON HORNE, Individually

[Signature Page to Equity Purchase Agreement]

SELLERS:

DONALD P. REED, Individually

GREG FOX, Individually

JOSEPH DUEY, Individually

CHARLES HORNE, Individually

JACKSON HORNE, Individually

[Signature Page to Equity Purchase Agreement]

SELLERS:

DONALD P. REED, Individually

GREG FOX, Individually

JOSEPH DUEY, Individually

CHARLES HORNE, Individually

JACKSON HORNE, Individually

[Signature Page to Equity Purchase Agreement]

SELLERS:

DONALD P. REED, Individually

GREG FOX, Individually

JOSEPH DUEY, Individually

CHARLES HORNE, Individually

JACKSON HORNE, Individually

[Signature Page to Equity Purchase Agreement]

EXHIBIT 1.1

SELLERS’ DISTRIBUTIONS

	Cash Portion at Closing	Cash Portion on or before July 15, 2014	Shares
Don Reed 7506 Moriah Ave. Brooksville, FL 34613	$264,680	$165,000	246,687
Greg Fox 68 Rock Springs Rd. Fairview, NC 28730	$322,720	$160,000	118,000
Joseph Duey 3117 Quiet Cove Tega Cay, SC 29708	$129,400	$75,000	61,563
Charles Horne 317 Parkview Dr. Fayetteville, NC 28304	$141,600	$50,000	36,875
Jackson Horne 501 Rob Rd. Steadman, NC 28391	$141,600	$50,000	36,875
Totals	$ 1,000,000	$500,000	500,000

EXHIBIT 2.2

FORM OF ASSIGNMENT

ASSIGNMENT OF MEMBERSHIP INTERESTS

FOR VALUE RECEIVED, ________________________________ (“Assignor”), hereby irrevocably sells, assigns, transfers, conveys and delivers to CBD Acquisition Holdings, Inc., a Delaware corporation (“Assignee”), free and clear of all liens, mortgages, pledges, encumbrances, and charges of any kind, all right, title and interest in and to all of his membership interest (representing a _____% interest) (the “Membership Interest”) in Green Earth Developers, LLC, a Georgia limited liability company (the “Company”), standing in the name of the Assignor on the books of the Company, including without limitation all of the Assignor’s rights in, to and under the Company’s Operating Agreement dated as of October 3, 2012 (the “Operating Agreement”). The undersigned hereby irrevocably constitutes and appoints Gerard P. McGowan as its attorney-in-fact to transfer said Membership Interest on the books of the Company maintained for that purpose, with full power of substitution in the premises.

Without limiting the generality of the foregoing, Assignor hereby assigns to Assignee any and all rights, claims, and interests in and to the Company and the property owned by the Company and any rights and claims he may have against any of the Company’s members or managers, or any of their affiliates, with respect to the Company or its assets or business.

Assignor represents and warrants: (i) that Assignor owns the Membership Interest free and clear of all liens, mortgages, pledges, encumbrances and charges of any kind; (ii) that the Membership Interest constitutes one hundred percent (100%) of Assignor’s interest in the Company; and (iii) that Assignor has the requisite power and authority to enter into and perform the terms of this Assignment of Membership Interests (“Assignment”). The execution and delivery of this Assignment and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action and authority and no other proceedings on the part of Assignor or the Company are necessary in order to permit Assignee or the Company to consummate the transaction contemplated hereby.

Assignor agrees to execute and deliver such other documents as may be necessary to carry out or otherwise confirm the transaction contemplated by this Assignment upon Assignee’s written request.

[Signature Page Follows]

EXHIBIT 5.9

EMPLOYMENT AGREEMENTS

[See attached.]

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of July 1, 2014 (the “Effective Date”) by and between GREEN EARTH DEVELOPERS, LLC, a Georgia limited liability company (the “Company”), and DONALD P. REED (“Executive”).

R E C I T A L S:

A.            The Company is engaged in the business of providing engineering, procurement, and construction services for solar energy, interconnect, and substation projects (the “Business”). Following the closing under that certain Equity Purchase Agreement dated as of even date herewith between CBD Acquisition Holdings, Inc., a Delaware corporation, on the one hand, and the Executive and all other members of the Company on the other hand (the “Purchase Agreement”), the Company will become, indirectly, wholly-owned by CBD Energy Limited, an Australian corporation (“CBD”).

B.            The Company desires to employ the Executive, and the Executive desires to become employed by the Company pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises set forth above, Executive’s employment by the Company as provided herein, the compensation to be paid to Executive by the Company and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.          Employment. The Company employs Executive, and Executive accepts employment with the Company, upon the terms and conditions set forth in this Agreement (the “Employment”). Executive will exert his best efforts, devoting his full working time and attention, in the performance of his duties as an employee of the Company, provided that Executive may devote reasonable amounts of time to management of his personal investments, serving on corporate, charitable or civic boards and other similar matters that do not materially interfere with the performance of his duties hereunder. Initially, Executive’s title shall be President – U.S. Commercial/Utility, and he shall report to the Managing Director of CBD, presently Gerard McGowan (the “MD”) or to such other person as the MD designates (the “Designee”) and shall perform such duties and services as the MD or the Designee may assign to Executive from time to time, which duties and services shall be consistent with the Executive’s position. Executive represents, warrants, and agrees that Executive is not presently engaged in, nor shall Executive, during the Employment, enter into any other employment or agency relationship with, any third party whose interests conflict with those of the Company. The Company acknowledges and agrees that Executive may work on a remote basis from one or more locations from time to time selected by the Executive as and when commercially feasible and consistent with proper performance of his duties on behalf of the Company.

2.          Term & Termination.

(a)             The term of the Employment is a period of three (3) full years beginning on the Effective Date (the “Term”).

(b)            If Executive remains an employee of the Company after the third (3rd) anniversary of the Effective Date (the “Expiration Date”), then, as of the Expiration Date, Executive’s Employment with the Company shall be at-will and thereafter either Executive or the Company may terminate the Employment at any time without notice or cause.

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(c)            Executive acknowledges and agrees that the Company has the right to make and enforce any other rules and regulations not contrary to the express terms of this Agreement that will also govern the Employment. All Company benefits are subject to change or elimination at any time at the discretion of the Company.

3.            Compensation.

(a)            Salary. Executive’s base salary for his full-time Employment hereunder will be TWO HUNDRED TEN THOUSAND AND NO/100 DOLLARS ($210,000.00) per annum (the “Base Salary”), payable not less often than monthly, in accordance with the Company’s normal payroll practices. The Base Salary shall be increased by five percent (5%) per annum over the then applicable Base Salary on the first (1st) and second (2nd) anniversaries of the Effective Date. All compensation payments to Executive shall be subject to such deductions for applicable withholding taxes, social security, employee benefits, and the like as required or permitted under applicable law.

(b)            Bonus Compensation. Provided that the Executive remains employed by the Company through the end of CBD’S fiscal year ending June 30, 2015 (the “First Year”), the Company will pay to the Executive a bonus equal to three and one-half percent (3.5%) of the Company’s Pre-Tax Operating Income (defined below) for the First Year. As used herein “Pre-Tax Operating Income” shall mean the net income from operations of the Company, before taxes, as determined by the Company’s outside accountants based on the final audited financial statements of the Company for the First Year. Any bonus compensation payable under this Section 3(c) shall be payable within thirty (30) days following completion of the Company’s audited financial statements for the relevant period. Bonus compensation for subsequent fiscal years of the Company shall be in accordance with such bonus plan(s) or program(s) as may be approved by the board of directors of CBD.

(c)            Loan Forgiveness. As of the Effective Date, the Executive is indebted to the Company in the principal amount of ONE HUNDRED FORTY FOUR THOUSAND AND NO/1 00 DOLLARS ($144,000.00) plus accrued interest thereon (the “Indebtedness”). Effective as of the Effective Date, one third of the Indebtedness shall be automatically forgiven and released. The remaining portion of such Indebtedness shall be automatically forgiven and released in two (2) equal portions on each of the first two (2) anniversaries of the Effective Date; provided that if Executive’s Employment has been terminated prior to either such anniversary date by either (i) the Company for Cause or (ii) the Executive for other than Good Reason, no further forgiveness of the Indebtedness shall occur. Any forgiveness of a portion of the Indebtedness by the Company shall automatically and irrevocably extinguish such portion of the Indebtedness and the Company shall fully and irrevocably release Executive from any and all obligation related to such portion. Upon request of Executive, the Company agrees to execute and deliver such documentation as may be reasonably necessary to evidence such release of the Indebtedness.

4.            Benefits. During the Employment, and subject to Executive’s fulfillment of any applicable eligibility requirements in the various employee benefit plans, if any, Executive may participate in such employee benefit plans maintained or made available by the Company to other comparable level employees of the Company, which plans are anticipated, in the future, to include group life and disability insurance plans and an executive equity-based incentive compensation plan, subject to approval and adoption thereof in accordance with CBD’s and the Company’s internal policies, procedures and budgets. Executive will be eligible to earn up to twenty (20) days of vacation per year in accordance with Company policy, provided that any vacation is taken with due consideration to the Company’s business needs and the Executive’s duties and responsibilities.

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5.            Expenses. The Company will reimburse Executive for such reasonable and necessary business expenses as are incurred in connection with Executive’s duties for and on behalf of the Company in accordance with Company policy, against presentation of proper receipts or other proof of expenditure consistent with the requirements specified by the Internal Revenue Service for the substantiation of business expenses. In addition, the Company will reimburse Executive for reasonable home-office expenses, up to a total of $5,000 per annum, for such items as a laptop computer, Microsoft Office Suite software, printer, monthly fees for high-speed internetservice, cellular and other telephone service, and office supplies. All of the foregoing reimbursements will be against presentation of proper receipts or other proof of expenditure consistent with the requirements specified by the Internal Revenue Service for the substantiation of business expenses and Company policy.

6.           No Conflicts. Executive represents, warrants, and agrees that Executive is not subject to any agreement, including any non-competition agreement or other restrictive covenant, whether oral or written, that would in any way restrict or prohibit Executive’s ability to enter into and execute this Agreement, perform his duties and responsibilities to the Company, provide services to clients of the Company, or otherwise abide by Company policy.

7.            Confidentiality.

(a)            As used herein, the term “Confidential Information” shall mean and include: (i) confidential information about the Company and its affiliates, including CBD and its other direct and indirect subsidiaries (the Company and such affiliates being referred to together as the “Companies”) and their plans, businesses and operations, including their business and financial records, sales, training programs, client and customer lists, preferences, characteristics and identities, contractor, supplier and service provider lists, abilities, characteristics and identities, the terms (including prices and trade discounts), conditions, and current status of the Companies’ agreements and relationships with their existing and prospective clients, customers, contractors, suppliers, service providers and other business partners, the Companies’ sales and marketing strategies, plans and proposals, employment and compensation records, marketing plans, strategic plans, computer programs, designs, confidential planning and policy matters, and other secret or confidential operational, management, sales, marketing, training, financial, accounting, and tax information relating to the businesses of the Companies, and other trade secrets and non-public aspects of their businesses and operations; (ii) information which the Companies are required to keep confidential in accordance with confidentiality obligations to their clients, customers, and other third parties; (iii) communications between any of the Companies and/or their shareholders, members, officers, directors, or employees, and any attorney retained by any of the Companies for any purpose, or any person retained or employed by such attorney for the purpose of assisting in the attorney’s representation of any of the Companies; and (iv) other matters and materials belonging to or relating to the business and internal affairs of any of the Companies, including information recorded on any medium, which gives any of the Companies an opportunity to obtain an advantage over their competitors who do not know or use the same or by which any of the Companies derives actual or potential value from such matter or material not generally being known to other persons or entities who might obtain economic value from their use or disclosure.

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(b)              “Confidential Information” excludes any information which (i) was in the public domain prior to Executive’s engagement or employment with the Company; (ii) came into the public domain without fault or breach of confidentiality by Executive; (iii) is generally known by others in the industry; (iv) becomes available to Executive on a non-confidential basis from a source other than the Companies without breach of such source’s confidentiality obligations to the Companies; or (v) was known by Executive prior to Executive’s engagement or employment with the Company. No combination of known information shall be within any of the foregoing exceptions unless the combination is within such exception. No specific information shall be within any of the foregoing exceptions merely because it is embraced by more general information which falls within any one or more of the foregoing exceptions.

(c)              Executive acknowledges and agrees that Executive previously has, and during the Employment Executive will receive and have access to and will be involved, individually and together with others, in the development of, Confidential Information. Executive acknowledges and agrees that the Company is engaged in a highly competitive industry, and has expended, and will expend, significant sums of money and has invested, and will invest, a substantial amount of time to develop, use, and maintain the secrecy of the Confidential Information. The Company has thus obtained, and will obtain, valuable economic assets which have enabled, and will enable, the Company to develop an extensive reputation and to establish long-term business relationships with its contractors, suppliers, service providers, clients and customers.

(d)            Accordingly, Executive acknowledges and agrees that, unless and until the Confidential Information becomes publicly known through legitimate means not involving any act or omission by Executive or five (5) years following the date on which the Employment terminates for any reason, whichever occurs earlier: (i) the Confidential Information is, and at all times hereafter shall remain, the sole property of the Company (or the respective client or third party, as the case may be); (ii) Executive shall hold the Confidential Information in confidence and shall not disclose or cause or permit to be used or disclosed any of the Confidential Information to any third-party not employed by or otherwise expressly associated or affiliated with the Companies; and (iii) unless the Company gives him prior express written permission, during the Employment and thereafter, Executive shall not use for his own benefit, or divulge to any competitor, supplier, client or customer or any other person, firm, corporation, or other entity, the Confidential Information which he may obtain, learn about, develop, help to develop or be entrusted with as a result of or in connection with the Employment or his prior work on behalf of the Company. Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order.

(e)            Executive also acknowledges and agrees that all documentary and tangible Confidential Information, including such Confidential Information as Executive has committed to memory, is supplied or made available by the Company to Executive solely to assist Executive in performing services for and on behalf of the Company. Executive further agrees that after the Employment is terminated for any reason, Executive shall not remove from the property of the Company, and shall immediately return to the Company, all documentary or tangible Confidential Information and any other property of the Company in Executive’s possession, custody, or control and not make or keep any copies, notes, abstracts, summaries, tapes or other record of any type of Confidential Information. Nothing in this Agreement shall be deemed or construed to limit or take away any rights the Company may have, at any time, under statute, common law or in equity or as to any of the Confidential Information that constitutes a trade secret under applicable law.

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8.             Restrictive Covenants. Executive understands and agrees that he has been and is being entrusted with access to and knowledge of Confidential Information in reliance on the confidential relationship arising out of his prior membership in the Company and the Employment. In consideration of same, the amounts to be paid and other benefits to be provided to Executive hereunder and the amounts to be paid to Executive in connection with the closing under the Purchase Agreement, during the Employment and for a period of two (2) years after the termination of the Employment for any reason by either party (the “Restricted Period”), without the prior express written consent of the Company (which consent may be granted or withheld in CBD ‘s sole and absolute discretion), Executive shall not, directly or indirectly, or by action in concert with others, for or on behalf of himself or any other person or entity, whether as an employee, representative, contractor, agent or owner:

(a)              own, manage, operate, control, participate in, acquire any class of securities of, perform services for, or otherwise carry on, a business that is or would be in competition with the Business as conducted or contemplated to be conducted by the Company; or

(b)             call on, divert, solicit, provide services to, accept orders from, or place orders for, any persons or entities who are or were clients or customers, or prospective clients or customers, of the Company with respect to which, at any time during the two (2) years preceding termination of the Employment, the Company provided, agreed to provide or made a proposal to provide, any products or services for the purposes of offering or providing products or services similar to or competitive with those offered by the Business; or

(c)              call on or solicit clients or customers, or prospective clients or customers, of the Company with respect to any projects for which the Company has proposed or offered to provide any services or for which the Company is providing or has been engaged to provide any services (“Pending Projects”), or provide, accept orders for, or place orders for, any services in connection with any Pending Projects; or

(d)              induce or influence, or seek to induce or influence, any person who is engaged by the Company as an employee, agent, independent contractor or otherwise, to terminate his or her employment or engagement, or, directly or indirectly, employ or engage, or solicit for employment or engagement, any person or entity who is or, during the one (1) year preceding termination of the Employment was, employed or engaged by the Company; provided that the foregoing shall not apply to (i) a general solicitation of employment that is not directed at any employee or group of employees of the Company or (ii) any former employee, agent or independent contractor of the Company who left the employ of the Company more than one (1) year preceding termination of the Employment; provided further that nothing in this Section 8 will prevent Executive from owning in the aggregate not more than five percent (5%) of the outstanding equity securities of any class of a company which is publicly traded, so long as Executive has no participation in the management of such company. In the event of a breach of this Section 8 by Executive, in addition to all remedies available to the Company at law or in equity as a result of such breach, the Restricted Period shall be extended for an amount of time equal to the time during which Executive was in breach of this Section 8.

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9.            Intellectual Property Rights. Executive agrees to disclose promptly to the Company, hereby assigns to the Company, and agrees to cooperate with the Company to cause to be assigned and transferred to the Company all right, title and interest in and to, any and all inventions, whether or not patentable and whether or not reduced to practice, and any and all software, code, programs, methods and systems, and all other copyrightable or protectable intellectual property conceived or developed by Executive in connection with his services to the Company, including during the Employment or during a period of one hundred twenty (120) days after the termination thereof, either alone or jointly with others, which relate to or result from the actual or anticipated business, work, research, investigations, products, or services of the Company, or which result, to any extent, from use of the premises or property of the Company. This Section 9 does not apply to any inventions or other intellectual property: (i) for which no equipment, supplies, facility, or Confidential Information of the Company were used; (ii) which were developed entirely on Executive’s own time; and (iii) which do not relate at the time of conception or reduction to practice to the current businesses of the Company or their actual or demonstrably anticipated research or development, or which do not result from any work performed by Executive for the Company.

10.        Remedies. Executive acknowledges and agrees that violation of any of the covenants provided for in Sections 6 through 9 of this Agreement would cause immediate, immeasurable and irreparable harm, loss and damage to the Company not adequately compensable by a monetary award. Accordingly, Executive agrees, without limiting any of the other remedies available to the Company, that any actual or threatened violation of said covenants, or any of them, may be enjoined or restrained by any court of competent jurisdiction, and that any temporary restraining order or emergency, preliminary or final injunctions may be issued by any court of competent jurisdiction, without notice and without bond.

11.         Separation Pay. If the Employment is terminated prior to the end of the Term (i) by the Company without Cause (defined below), other than by reason of Executive’s death or Disability (defined below), or (ii) by Executive for Good Reason (defined below), then subject to the provisions of this Section 11 and so long as Executive is not in breach of any provision of this Agreement, the Company shall continue to pay to Executive his then current Base Salary (as defined above) for the remainder of the Term. The Company will make such separation payments in equal installments beginning on the first pay day of the Company following Executive’s execution of the Release (as provided below), and continuing for the duration of the Term. As a condition precedent to Executive being entitled to and being paid the foregoing payments and benefits under this Section 11, Executive must execute and deliver to the Company, within twenty-one (21) days (or such longer time period as the Company may grant in its sole and absolute discretion) of Executive’s receipt of, a general release and cooperation agreement (the “Release”) in form and substance attached hereto as Exhibit A. If Executive chooses not to execute and deliver the Release, Executive shall not receive any such payments, but shall remain bound by the provisions of this Agreement that survive the termination of Executive’s Employment, including Executive’s restrictive covenants in Section 8 above. In the event of any other termination of the Employment (other than as described in the first sentence of this paragraph), the Company shall have no obligation to pay any severance pay or similar benefits to Executive (except for accrued and unpaid compensation through the effective date of such termination in accordance with applicable law, unreimbursed business expenses properly incurred by the Executive and vested benefits pursuant to the provisions of any applicable employee benefit plan of the Company), and the Company shall have all of its rights and remedies hereunder, under any other agreement between Executive and the Company, and under applicable law. As used herein, “Cause” means any of the following:

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(a)            Any willful falsification of the Company’s records, dishonesty in dealing with the Company, embezzlement of the Company’s money or property, perpetration of or participation in a fraud on the Company, or any theft or misappropriation of any material tangible or intangible assets or property of the Company, caused or directed by Executive, including any overt act by Executive in an attempt to commit any of the foregoing acts;

(b)             Any act or omission by Executive that constitutes a breach of fiduciary duty, including the duty of loyalty, or intentionally causing material damage to the Company or its property;

(c)              Executive’s conviction of a felony or an act of moral turpitude caused or directed by Executive or a charge thereof which results in Executive’s incarceration or an impediment on Executive’s ability to work for or travel on behalf of the Company;

(d)             Executive’s chronic alcoholism or addiction to non-medically prescribed drugs, or use of alcohol or non-medically prescribed drugs, which adversely affects Executive’s performance of his duties on behalf of the Company;

(e)             A material breach by Executive of any material obligation under this Agreement or any other written agreement Executive has entered into with the Company; or

(f)             Any repeated neglect of Executive’s duties, Executive’s repeated failure or refusal to follow Company policy or a directive of the MD or the Designee where such neglect, failure or refusal continues for ten (10) days or more after delivery of written notice from the Company to Executive specifying the alleged neglect, failure, or refusal.

Except for a failure, breach or refusal which, by its nature, cannot reasonably be expected to be cured, the Executive shall have ten (10) business days from the delivery of written notice by the Company within which to cure any acts constituting Cause; provided however, that, if the Company reasonably expects irreparable injury from a delay of ten (10) business days, the Company may give the Executive notice of such shorter period within which to cure as is reasonable under the circumstances, which may include the termination of the Executive’s employment without notice and with immediate effect.

The Executive shall be deemed to be “Disabled” when any mental or physical disability of the Executive prevents the Executive from performing his duties as an employee of the Company for a continuous period of ninety (90) days or more, which disability is likely to continue thereafter for an indefinite period or a definite period of more than six (6) months. In the event of a dispute as to the existence of a disability, the Company and the Executive shall select a licensed physician certified in the specialty that treats the cause of the disability, to make a final determination. Such physician’s fees shall be paid for equally by the parties. Executive shall cooperate with such physician and make available to the physician all medical records related to the disability.

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As used herein, “Good Reason” shall mean any of the following:

a)               a material breach of any material obligation under this Agreement by theCompany that it has not substantially cured within ten (10) business days from the delivery of written notice thereof by the Executive; or

b)               a reduction in the Executive’s Base Salary to which Executive has not agreed; or

c)              a required relocation of the Executive’s residence or principal place of employment to which Executive has not agreed, provided that no such relocation shall constitute Good Reason so long as Executive is permitted to work on a remote basis to perform a substantial portion of his duties.

12.         Indemnification. The Company shall, consistent with indemnification provided by CBD and the Company to other senior executives, indemnify, defend and hold harmless Executive from and against liability, costs and expenses he reasonably incurs with respect to any suit or proceeding brought against him by a third party by reason of the fact that he is or was an officer or employee of the Company, provided that, in all relevant respects, he acted in good faith and in a manner he reasonably believed to be in the best interests of the Company.

13.          Miscellaneous.

(a)              Upon the reasonable request of the Company or the MD during the term of his Employment, Executive will reasonably cooperate with the Company (at the Company’s sole cost and expense), including assisting in the application process and submitting to a physical exam, for purposes of obtaining a key-man life insurance policy on Executive’s life, which policy will be owned, and the cost of which will be paid, by the Company.

(b)              Executive agrees that the covenants and agreements of Executive in Sections 6 through 11 hereof shall survive the termination of the Employment.

(c)              It is the desire of the parties that the provisions of this Agreement, and the intentions of the parties as expressed in this Agreement, be enforced to the fullest extent permissible under the laws and public policies in each jurisdiction in which enforcement might be sought. In particular, if any portion of Sections 6 through 11 of this Agreement shall ever be adjudicated as invalid or unenforceable, or if the application thereof to any party or circumstance shall be adjudicated to be prohibited by or invalid under such laws or public policies of any such jurisdiction, such Section or Sections shall be deemed amended to delete therefrom such portion which was so adjudicated, such deletion to apply only with respect to the operation of such Section(s) or Subsection(s) in the particular jurisdiction so adjudicating and on the parties and under the circumstances as to which so adjudicated and only to the minimum extent so required, and the parties shall be deemed to have substituted for such portion so deleted, words which give the maximum scope permitted under applicable law to such Section(s) or Subsection(s).

(d)              The headings of Sections and subsections herein are merely for convenience of reference and shall not affect the interpretations of any of the provisions hereof. Whenever the context so requires, the plural shall include the singular and vice versa. All words and phrases shall be construed as masculine, feminine or neuter gender, according to the context. The recitals to this Agreement are, and shall be construed to be, an integral part of this Agreement. Whenever the term “include”, “including”, or “included” is used in this Agreement, it shall mean including without limiting the foregoing.

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(e)               This Agreement, for all purposes, shall be construed in accordance with the laws of Illinois without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of Illinois, County of Cook. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

(f)               All discussions, correspondence, understandings, and agreements heretofore had or made between Executive and the Company relating to Executive’s employment with the Company are superseded by and merged into this Agreement which, together, fully and completely expresses the agreement between the Company and Executive relating to Executive’s employment with the Company. This Agreement is entered into with neither Executive nor the Company relying upon any statement or representation made by or on behalf of the other not embodied in this Agreement. Any modification of this Agreement may be made only by a written agreement signed by both Executive and the Company.

[Signature Page Follows.]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

EXECUTIVE:	COMPANY:

GREEN EARTH DEVELOPERS, LLC, a Georgia limited liability company

DONALD P. REED	By:
Name:
Its:

[Signature Page to Executive Employment Agreement]